QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

CONSENT OF DUFF & PHELPS, LLC

        We hereby consent to the use in Amendment No. 1 to the Registration Statement (Form S-4) of AllianceBernstein L.P. and in the Proxy Statement/Prospectus of AllianceBernstein L.P. and W.P. Stewart & Co., Ltd., which is part of the Registration Statement, of our opinion letter, dated August 15, 2013, to the Board of Directors of W.P. Stewart & Co., Ltd. ("W.P. Stewart"), appearing as Annex D to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings "Summary—Opinion of W.P. Stewart's Financial Advisor", "The Merger—Background of the Merger", "The Merger—W.P. Stewart's Reasons for the Merger; Recommendation of W.P. Stewart Board of Directors" and "The Merger—Opinion of W.P. Stewart's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Act"), or the rules and regulations of the Securities and Exchange Commission thereunder (the "Regulations"), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Act or the Regulations.

DUFF & PHELPS, LLC
By:
/s/ JEFFREY S. SCHIEDEMEYER
Name: Jeffrey S. Schiedemeyer
Title: Managing Director
October 23, 2013

QuickLinks

  Exhibit 99.1
CONSENT OF DUFF & PHELPS, LLC